AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE July 1, 2010

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(hereinafter referred to as “THE COMPANY”)

213 Washington Street
Newark, New Jersey  07102-2992

And

ACE Tempest Life Reinsurance Ltd.
 (hereinafter referred to as “THE REINSURER”)

ACE Building
17 Woodbourne Avenue
Hamilton HM 08
Bermuda

YRT-VUL/PPVUL-2010-ACE(Bermuda)-PICA

Table of Contents

1.	PARTIES TO THE AGREEMENT	1
2.	EFFECTIVE DATE OF THE AGREEMENT	1
3.	SCOPE OF THE AGREEMENT	1
4.	DURATION OF THE AGREEMENT	1
5.	BASIS OF REINSURANCE	1
6.	AUTOMATIC REINSURANCE TERMS	2
7.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE	3
8.	AUTOMATIC REINSURANCE NOTICE PROCEDURE	3
9.	FACULTATIVE OBLIGATORY REINSURANCE	3
10.	COMMENCEMENT OF REINSURANCE COVERAGE	3
11.	REINSURANCE PREMIUM RATES	4
12.	PAYMENT OF REINSURANCE PREMIUMS	4
13.	PROVISION FOR A FOREIGN DOMICILED REINSURER	6
14.	PREMIUM TAX REIMBURSEMENT	6
15.	REPORTS	6
16.	RESERVES FOR REINSURANCE	7
17.	CLAIMS	7
18.	MISREPRESENTATION AND MISSTATEMENT	9
19.	POLICY CHANGES	9
20.	RECAPTURE	10
21.	REINSTATEMENTS	11
22.	ERRORS AND OMISSIONS	12
23.	INSOLVENCY	12
24.	ARBITRATION	13
25.	GOOD FAITH	14
26.	REPRESENTATIONS AND WARRANTIES	14
27.	CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION	15
28.	GOVERNING LAW	19
29.	ASSIGNMENT	19
30.	ACCESS TO RECORDS	19
31.	SEVERABILITY	19
32.	REINSURANCE ADMINISTRATION	19
33.	NONWAIVER	19
34.	COUNTERPARTS	19
35.	FINANCIAL REPORTS	19

36.	OFFSET	19
37.	SURVIVAL	20
38.	SERVICE OF SUIT	20
39.	NOTICES	20
40.	OTHER LAWS	20
41.	TOTAL SECURITY	21

ATTACHMENTS:

SCHEDULE A – REINSURANCE COVERAGE

SCHEDULE B – AUTOMATIC REINSURANCE PREMIUMS

SCHEDULE C – REPORTING INFORMATION – INFORMATION ON RISKS REINSURED

SCHEDULE D – MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E – CARRIER FACT SHEET

YRT-VUL/PPVUL-2010-ACE(Bermuda)-PICA

AUTOMATIC AND FACULTATIVE OBLIGATORY
YEARLY RENEWABLE TERM
REINSURANCE AGREEMENT
PREAMBLE
Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey issue policies known as PruLife Custom Premier II (“VUL II”) and VUL Protector and reinsure this business with THE COMPANY.  Pramerica of Bermuda Life Assurance Company, Ltd. issues policies know as Private Placement Variable Universal Life (“PPVUL”).  Collectively, these three companies are known as “THE ISSUING COMPANIES.”  THE COMPANY reinsures certain VUL II, VUL Protector, and PPVUL policies with THE REINSURER as shown in Schedule A.

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER and THE COMPANY, a life insurance company domiciled in New Jersey.  There is no third party beneficiary to this Agreement.  Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee.  THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY.  THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns.  The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force.  This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will incept on the date hereof, to be effective as of 12:01 A.M. Eastern Time, July 1, 2010 (“Effective Date”), and will cover policies effective on and after that date.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties.  There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement.  The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.	DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited.  However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice.  THE REINSURER will continue to accept new reinsurance during the 90-day period.

Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance.  Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based and THE REINSURER fulfills all of its obligations under this Agreement, provided that THE COMPANY continues to pay reinsurance premiums as described in the ‘PAYMENT OF REINSURANCE PREMIUMS’ section. However, existing reinsurance may be terminated in accordance with the recapture provision described in the ‘RECAPTURE’ section.

5.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on a Yearly Renewable Term basis on the portion of each policy that is reinsured as described in Schedule A.

6.	AUTOMATIC REINSURANCE TERMS

For VUL II and VUL Protector, THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the requirements in subsections ‘a’ – ‘g’.  PPVUL policies will not qualify for automatic reinsurance, but may be reinsured on a Facultative Obligatory basis, as described in the ‘FACULTATIVE OBLIGATORY REINSURANCE’ section.

a.
CONVENTIONAL UNDERWRITING.  Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices at the time of application.  Upon request, THE COMPANY shall provide THE REINSURER with a copy of THE ISSUING COMPANY’s current underwriting and issue practices and guidelines.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices.  The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change.  If THE REINSURER determines that the change in underwriting practice would result in a change in reinsurance premium rates, it must communicate to THE COMPANY the proposed new rates as soon as possible within 120 days of the notice of the underwriting change.    For any such rate change in reinsurance rates, THE REINSURER must provide THE COMPANY with a 120-day advance notice.  The other party must communicate whether the underwriting change will result in a rate change within 30 days and communicate the proposed rates within the 120-day period.  If the underwriting change or rate change is unacceptable, to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

b.
RESIDENCE AND TRAVEL.  To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence.

Applications with Foreign Travel qualify for automatic reinsurance except when such travel is to a country specifically not allowed under THE COMPANY’s foreign travel requirements.  “Foreign Travel” is defined as no more than three months outside the United States or Canada.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.
JUMBO LIMIT.  For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies, of which THE COMPANY is aware, shall not exceed the Jumbo Limit as shown in Schedule A.  In determining the total amount in force and applied for, THE COMPANY will use commercially reasonable efforts.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

7.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

b.	AUTOMATIC PORTION RETAINED. For any policy reinsured under automatic reinsurance, THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life as shown in Schedule A.

8.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit, or cause to be submitted, to THE REINSURER all relevant individual policy information, as defined in Schedule C.

9.	FACULTATIVE OBLIGATORY REINSURANCE

PPVUL policies will not qualify for automatic reinsurance.  If a PPVUL policy meets the requirements of subsections ‘a’ – ‘g’ of the ‘AUTOMATIC REINSURANCE TERMS’ section, THE COMPANY will make a request to reserve capacity through facultative obligatory reinsurance by contacting THE REINSURER in writing (i.e., electronic mail).  If THE REINSURER provides capacity and the policy is issued, THE COMPANY will include the policy on its reports used for automatic reinsurance as described in the ‘REPORTS’ section.  THE REINSURER may not withhold available capacity and THE COMPANY may not reject capacity offered by THE REINSURER.

10.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage under this Agreement is described below:

a.
AUTOMATIC REINSURANCE.  THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement if (1) all of the conditions for automatic reinsurance coverage under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met, or (2) the death is accidental and the conditions listed in sections ‘b’ through ‘g’ under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met.  THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) THE REINSURER’s quota share percentage multiplied by $1,000,000.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts, temporary insurance agreements or limited insurance agreements are in effect.  After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

b.
FACULTATIVE OBLIGATORY REINSURANCE.  THE REINSURER’s reinsurance coverage for any policy that is ceded under the terms of facultative obligatory reinsurance in this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured, subject to THE REINSURER having reserved capacity as set forth in the ‘FACULTATIVE OBLIGATORY REINSURANCE’ section.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement if (1) all of the conditions for automatic reinsurance coverage under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met, or (2) the death is accidental and the conditions listed in sections ‘b’ through ‘g’ under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met.  THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement will be limited to the lesser of (a) THE REINSURER’s reinsured portion of the face amount of the policy and (b) the portion of $1,000,000 that is derived as the available capacity of THE REINSURER divided by the amount of the policy.

11.	REINSURANCE PREMIUM RATES

a.	LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B.

Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification.

b.	RATES NOT GUARANTEED.

Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates for new or inforce business at any time.

i.	New Business

If THE REINSURER changes the rates for new business, it will give THE COMPANY a 90-day prior written notice of the change.   Any change applies only to reinsurance premiums due on policies with effective dates after the expiration of the notice period.

ii.	Inforce Business

If THE REINSURER changes the rates for inforce business, it will give THE COMPANY a 90-day prior written notice of the change.  Any change applies to all reinsurance premiums due after the expiration of the notice period.

If THE REINSURER changes rates when THE COMPANY has not changed its mortality charges to the policyowners of the policies reinsured under this Agreement, THE COMPANY has the right but not the obligation to recapture the reinsurance under the ‘RECAPTURE’ section of this Agreement.  If THE COMPANY changes its mortality charges to the policyowners, THE REINSURER has the right to change its rates in proportion to THE COMPANY’s change without triggering the right to recapture. If THE REINSURER’s change is not proportionate to THE COMPANY’s change, then THE COMPANY has the right but not the obligation to recapture the reinsurance under the ‘RECAPTURE’ section of this Agreement.

12.	PAYMENT OF REINSURANCE PREMIUMS

a.	PREMIUM MODE. THE COMPANY may chose to pay premiums on an Annual or Monthly Mode as stated below. At the inception of this Agreement, THE COMPANY will pay premiums on an Annual Mode.

At any time during the life of this Agreement, THE COMPANY may chose to change from Annual Mode to Monthly Mode and vice versa by providing THE REINSURER with written notice at least 30 days prior to change.

i.	Annual Mode

If THE COMPANY elects to pay reinsurance premiums on an Annual Mode, then for each policy reinsured under this Agreement, premiums are due on the issue date and each subsequent policy anniversary.

ii.	Monthly Mode

If THE COMPANY elects to pay reinsurance premiums on an Monthly Mode, then for each policy reinsured under this Agreement, monthly premiums are due on the issue date and on each subsequent policy monthly date.  Each month, THE COMPANY will calculate the amount of monthly premiums as the amount equal to the product of the following three items: (1) the annual reinsurance premium as defined in the ‘REINSURANCE PREMIUM RATES’ section, (2) 1/12, and (3) the monthly adjustment factor as defined in Schedule B.

b.
PREMIUM DUE.  Within 30 days after the close of each Reporting Period, as defined in Schedule A, THE COMPANY will send to THE REINSURER a statement of account for that period along with payment of the full balance due.  On any payment date, monies payable, excluding disputed claims, between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due, as described in the ‘OFFSET’ section.  This offset will apply regardless of the insolvency of either party as described in the ‘INSOLVENCY’ section, to the extent permitted by law.  If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account.  All financial transactions under this Agreement will be in United States dollars.  If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments.  Adjustments will then be made to reflect actual amounts when such information is available.

c.
FAILURE TO PAY PREMIUMS.  If reinsurance premiums are not paid within 60 days of the close of the Reporting Period, for reasons other than those due to error or omission as defined below in the ‘ERROR AND OMISSIONS’ section, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period.  THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium is not paid.  THE COMPANY will be liable for the prorated reinsurance premiums to the termination date.  THE COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

The REINSURER reserves the right to charge interest, calculated from the Due Date, if premiums are not paid within sixty (60) days of the close of the Reporting Period.  The REINSURER reserves the right to charge interest, at an interest rate equal to the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month, (LIBOR).

d.
PREMIUM ADJUSTMENT.  If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability.  Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment.  If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium.  This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.	PROVISION FOR A FOREIGN DOMICILED REINSURER

[REDACTED]

14.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

15.	REPORTS

The reporting period is shown in Schedule A.  For each reporting period, THE COMPANY will submit reports to THE REINSURER with information that is substantially similar to the information displayed in Schedule C.

In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, THE COMPANY will submit a reserve summary similar to that shown in Schedule D.  THE COMPANY will also submit this reserve summary within 10 business days after the end of each other calendar quarter.

16.	RESERVES FOR REINSURANCE

See Schedule A.

17.	CLAIMS

a.
NOTIFICATION OF CLAIMS.  THE COMPANY will notify THE REINSURER as soon as reasonably possible after THE COMPANY receives a claim for a policy reinsured under this Agreement. In addition, THE COMPANY will provide THE REINSURER with notification of contestable claims along with the relevant documentation, for all claims incurred within the first two policy years on policies where THE REINSURER’s net amount at risk is in excess of $50,000.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement.  THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE COMPANY under this Agreement along with all relevant information with respect to the claim. In addition, for incontestable claims on policies where THE REINSURER’s net amount at risk is greater than $200,000, THE COMPANY will provide THE REINSURER with claim proofs, the death certificate and proof of payment.  For all claims where THE REINSURER’s net amount at risk is less than or equal to $200,000, THE COMPANY will provide THE REINSURER with the cause of death.

b.
AMOUNT AND PAYMENT OF BENEFITS.  As soon as THE REINSURER receives proper claim notice and any required proof of the claim, reinsurance benefits are due and payable to THE COMPANY.  THE REINSURER is bound by THE COMPANY’s decisions regarding settlement of all claims, on claim events that occur on or after the effective date of this agreement.  Payment of the benefits by THE REINSURER will be made in a single sum, regardless of THE COMPANY’s settlement options.   The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER.  If THE COMPANY settles a claim for an amount less than the contractually required amount, then the REINSURER’s liability will be reduced in proportion to the reduction in the total amount at risk on such life.  In the event that THE REINSURER has not paid reinsurance benefits to THE COMPANY within sixty days of the due date, THE COMPANY may charge interest on the amount due at an interest rate equal to the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month, (LIBOR), as of when the payment was due.  In addition, in the event that reinsurance benefits are sixty days past due, THE COMPANY may recapture the reinsurance as described in the ‘RECAPTURE’ section.

THE REINSURER shall not be liable for any Claim Exception made by THE COMPANY related to any policy reinsured under this Agreement.  A “Claim Exception” is a decision made by THE COMPANY to pay a claim solely to alleviate or reduce THE COMPANY’s risk exposure as a result of gross negligence or intentional misconduct by its employees.  However, the parties recognize that there may be situations where equity would require THE REINSURER to reimburse THE COMPANY for its share of the claims.  In such cases, the parties will work together in good faith to reach a mutually agreeable resolution.

c.
MISREPRESENTATION AND SUICIDE.  If either a misrepresentation on the life insurance application or a death of an insured by suicide results in the return of reinsurance premiums by THE COMPANY to THE ISSUING COMPANY, THE REINSURER will refund to THE COMPANY all of the reinsurance premiums paid on that policy.

d.
LIVING NEEDS BENEFITS.  Living Needs Benefit claims will be administered in the same way as a death claim.  Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.  The REINSURER’S liability hereunder for its share of the accelerated portion of the death benefit shall be reduced in proportion to the reduction in the amount of risk on the accelerated portion of such policy and discounted to reflect the early payout.  For a partial Living Needs Benefit claim, the portion of the policy not accelerated will continue to be reinsured under this Agreement.

e.
CLAIM SETTLEMENTS.  THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines in the adjudication of all claims on policies reinsured under this Agreement.  THE REINSURER has the right to inspect, at THE COMPANY's offices, THE COMPANY's written claims practices and guidelines. Once THE REINSURER has been notified of a contestable claim in accordance with subsection a. above of this ‘CLAIMS’ section, THE REINSURER will have two business days to review the information and offer advice to THE COMPANY as to whether the claim should be paid or denied.  If there is a disagreement between THE COMPANY and THE REINSURER as to whether THE COMPANY should pay or deny the claim, THE COMPANY will make a reasonable effort to secure mutual agreement between the parties.  Any advice offered by THE REINSURER will not be binding on THE COMPANY.

THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents.  THE REINSURER may choose not to participate in the contest of a contestable claim.  THE REINSURER will have 15 business days to communicate its decision whether to participate in the contested claim.  If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest.

f.
CLAIM EXPENSES.  THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment.  In addition, THE REINSURER will pay its share of the unusual expense of THE COMPANY of investigating and adjudicating contestable claims, including investigation expenses and compensation expenses charged by THE COMPANY’s Special Investigation Unit.  The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims.  Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement.  Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contested, compromised or litigated claim.

g.
EXTRACONTRACTUAL DAMAGES.  In no event will THE REINSURER participate in any extra-contractual damages, including without limitation any punitive or compensatory damages or statutory penalties which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed solely by THE COMPANY in connection with the insurance reinsured under this Agreement.

Subject to the foregoing paragraph, to the extent permitted by law, THE REINSURER shall share proportionately with respect to extra-contractual damages only if THE REINSURER specifically consented prior to the relevant acts, course of conduct or omissions to the act, of THE COMPANY that ultimately resulted in the assessment of the extra-contractual damages.  In such situations, THE REINSURER and THE COMPANY shall share such damages so assessed in equitable proportions.  For purposes of this provision, the following definitions shall apply:

a)	“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute;

b)	“Exemplary Damages” or “Punitive Damages” are those damages which are awarded as a penalty, the amount of which is not governed, nor fixed, by statute; and

c)	“Statutory Damages” are amounts awarded as a penalty, but fixed in amount by statute.

h.
The rest of the ‘CLAIMS’ section  notwithstanding, THE REINSURER may assert its rights under THE COMPANY’s warranty provided in the ’REPRESENTATIONS AND WARRANTIES’ section subsection g of this agreement, where applicable.

18.	MISREPRESENTATION AND MISSTATEMENT

If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

19.	POLICY CHANGES

a.
NOTICE.  If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy.  THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in the ‘REPORTS’ section.

b.
INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer.  The increase layer will have a separate policy record and its own effective date.  The portion of the layer reinsured under this Agreement is equal to the amount shown in Schedule A.  Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

For PPVUL policies, facultative obligatory reinsurance is still required as described in the ‘FACULTATIVE OBLIGATORY REINSURANCE’ section.

If a request for an increase is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and a new policy is issued on one of the plans shown in Schedule A for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the effective date of the new policy.

If a request for an increase on a reinsured policy is granted without the insured meeting THE COMPANY’s requirements, then reinsurance on the increase will not be allowed.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.
PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance, with respect to the reinsured policy, under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for new business under  the plan,, then reinsurance coverage will begin and premiums will be due as of the policy date of the new plan.

Notwithstanding the preceding paragraph, a new suicide and contestable period will not apply to plan changes.

e.
DEATH BENEFIT OPTION CHANGE.  If the death benefit option under a reinsured policy is changed, then the face amount of insurance is either increased or decreased, so that the net amount at risk reinsured under this Agreement immediately after the change will be the same as immediately before the change.  After the effective date of the death benefit option change, the reinsurance will be calculated based on the new face amount of insurance.

f.
REDUCED PAID-UP INSURANCE.  If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy.  Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

20.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of any of the following events:

1)
Non-payment of reinsurance claims that are not in dispute and are 60 calendar days past due from THE REINSURER, provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that payment is not received within that 30 day period.

2)
Material breach by THE REINSURER of any term or condition of this Agreement if such breach is not cured within a period of at least 60 calendar days following the delivery of notice of such breach from THE COMPANY to THE REINSURER.

3)	THE REINSURER is deemed insolvent as described in the ‘INSOLVENCY’ section.

4)
The occurrence of a “Risk Trigger Event” as defined in Schedule A of this Agreement.  Note that in the event of a Risk Trigger Event, the net amount at risk subject to recapture may be less than the full amount ceded under this Agreement.

5)	A change in reinsurance premium rates on inforce business that is unacceptable to THE COMPANY in accordance with the ‘REINSURANCE PREMIUM RATES’ section of this Agreement.

6)
A change in ultimate ownership or control of THE REINSURER that results in the new owner of THE REINSURER not having a Qualified Rating from at least one of the Major Rating Agencies which is at least as high as the minimum levels shown in the ‘RISK TRIGGER EVENT’ section of Schedule A.

7)	Failure to provide security as required in the ‘PROVISION FOR A FOREIGN DOMICILED REINSURER’ section.

8)
In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue, on all lives on which THE COMPANY had its maximum retention limit at the time reinsurance was ceded.  These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A.  The portion of the coverage that may be recaptured must be directly related to the increase in the limits.  All Policies may only be recaptured on the first policy month/anniversary following the first eligibility of that Policy to be recaptured.  For any blocks of Policies not recaptured at such date, the right to recapture shall be waived.  THE COMPANY may not revoke its election to recapture cessions becoming eligible at future anniversaries.  If THE COMPANY has reinsured any portion of the risk with another reinsurer, the reduction in reinsurance ceded under this Agreement shall be in the same proportion to the total reduction in reinsurance as the amount reinsured under the Agreement bears to the total reinsurance on the risk.  If THE COMPANY elects to recapture the business but overlooks the recapture of an eligible cession or cessions, THE REINSURER’S acceptance of reinsurance payments after the date the recapture would have taken place will not cause THE REINSURER to be liable for the amount of the risk that would have been recaptured, rather THE REINSURER will be liable only for a refund of reinsurance payments received, less expense allowances if any, without interest.  To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY.  Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement due to an increase in the maximum retention limits for THE COMPANY and all of its affiliates, it will do so by giving 60-day prior written notice to THE REINSURER.

For any recapture event, upon the delivery of the recapture notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice.  If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture.  THE REINSURER shall not be liable, under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

No exercise by THE COMPANY of any recapture right will give rise to any claims for damages, lost profits, or other form of compensation to THE REINSURER, other than payment of a prorated sum for any amount that might be due and owing under the reinsurance treaty up to the effective date of the recapture.  For recapture due to a Risk Trigger Event or insolvency, additional settlement terms are described in the “Risk Trigger Event’ section of Schedule A and the ‘INSOLVENCY’ section, respectively.

21.	REINSTATEMENTS

THE REINSURER agrees that THE ISSUING COMPANIES will use its standard practices and guidelines in accordance with THE COMPANY’s reinstatement rules in the adjudication of all policies considered for reinstatement under this Agreement.

a.	AUTOMATIC REINSURANCE. If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as automatic reinsurance, then THE REINSURER’s reinsurance for the policy shall be reinstated.

b.
FACULTATIVE OBLIGATORY REINSURANCE.  If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as facultative obligatory reinsurance, then THE REINSURER’s reinsurance for the policy shall be reinstated.

22.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a clerical misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect.  If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred.

Notwithstanding the foregoing, any corrections to oversights or clerical errors shall not be reinsured for an amount which exceeds the lesser of the limits of this Agreement or THE REINSURER’s available capacity (including its normal net retention and Retrocessional cover) on the life or lives in question, as such capacity is measured at the time that the applicable error or oversight has been identified to THE REINSURER.

23.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.
Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event of the insolvency of THE COMPANY, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by THE REINSURER directly to THE COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of THE COMPANY under the contract or contracts reinsured without diminution because of the insolvency of THE COMPANY.  It is understood, however, that in the event of the insolvency of THE COMPANY, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against THE COMPANY on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to THE COMPANY or is liquidator or receiver or statutory successor. The expenses incurred by THE REINSURER in conjunction with such investigation and defense will be chargeable, subject to court approval, against THE COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to THE COMPANY solely as a result of the defense undertaken by THE REINSURER.

In the event THE REINSURER is deemed insolvent, THE REINSURER will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor.  However, and if not in conflict with such legal directions, THE COMPANY shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency.  Such right to cancel shall be exercised by providing THE REINSURER (or its liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business.  If THE COMPANY exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee.  Upon such election, THE COMPANY shall be under no obligation to THE REINSURER, its liquidator, receiver or statutory successor; however, THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.  THE REINSURER, its liquidator, receiver or statutory successor will also pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture.

If at any point in the future during the term of this Agreement, THE REINSURER is deemed insolvent as specified in clauses (a), (b), or (c) above, then THE COMPANY’s right of recapture will be triggered unless THE REINSURER elects to, and does, provide on a timely basis, security equal to or greater than the Effective Exposure as defined in the ‘RISK TRIGGER EVENT’ section of Schedule A and subject to the provisions of the  ‘TOTAL SECURITY’ section of this Agreement.

24.	ARBITRATION

a.
DISPUTE RESOLUTION.  If either THE COMPANY or THE REINSURER has given written notification of a dispute to the other party, then within 15 days of such notification both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute.  The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings.  During the negotiation process, all reasonable requests made by one officer to the other for information will be honored.  The specific format for such discussions will be decided by the designated officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for an additional 30 days.

b.
GENERAL.  All disputes and differences under or arising out of this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration.  The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry.  The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law.  The arbitration shall take place in the city in which THE COMPANY maintains its principal place of business, unless the parties agree or the panel rules otherwise.

c.
NOTICE.  To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate.  The notice will state the nature of the dispute and the desired remedies.  The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice.  At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

d.
PROCEDURE.  Arbitration will be heard before a panel of three disinterested arbitrators.  The arbitrators will be current or former executive officers or employees of life insurance or life reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates.  Each party will appoint one arbitrator.  Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration.  These two arbitrators will, as soon as possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator.  Should either party fail to appoint an arbitrator within thirty business days after the other party has given written notice of its arbitrator appointment, the party that has given notice of its arbitrator appointment may appoint the second arbitrator.

Should the two initial arbitrators be unable to agree on the choice of a third arbitrator, the third arbitrator shall be appointed pursuant to the ARIAS-US procedures. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote.  The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties.  In no event will this date be later than six months after the appointment of the third arbitrator.  The arbitrators will issue a written decision from which there will be no appeal.  Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

e.
COSTS.  Unless the panel rules otherwise, each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case, and the two parties will share equally the cost of the third arbitrator.

25.	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

26.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed.  THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed.  Each party agrees to promptly notify the other if it is subsequently financially impaired.  With respect to THE REINSURER, financially impaired is described in the ‘RISK TRIGGER EVENT’ section in Schedule A.  Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession.  Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ultimate ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of New Jersey.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.
e.
It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.	THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY.
g.
The COMPANY acknowledges that THE REINSURER has relied upon THE COMPANY’s conventional underwriting and issue practices in its pricing and underwriting of the automatic reinsurance as defined in the ‘AUTOMATIC REINSURANCE TERMS’ section and reflected in this Agreement.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Bermuda.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.
e.
THE REINSURER warrants that it will use its best efforts to comply with all regulatory requirements so that THE COMPANY can receive 100% reinsurance credit on its financial statements for the reinsurance cessions to THE REINSURER.  THE REINSURER shall be responsible for any changes or for any collateral requirements necessitated by a change to applicable law.

f.
As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in Schedule E.  Upon request by THE COMPANY, after THE REINSURER has completed its Annual Statement, THE REINSURER will update the information included in The Reinsurance Carrier Fact Sheet.  In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY or if there are material changes to the information provided. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

g.
THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct in any material respect.

27.	CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION

a.     Confidentiality of Company Confidential Information

THE REINSURER agrees to regard and preserve as confidential all Company Confidential Information that may be obtained by THE REINSURER from any source as a result of this Agreement. Except as otherwise provided hereunder, THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Company Confidential Information.  “Company Confidential Information” as used herein means confidential information related to THE COMPANY’s business and includes, but is not limited to any and all of THE COMPANY’s financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, confidential data, and confidential information of THE COMPANY as well as third party confidential information to which THE COMPANY has access.  THE REINSURER will keep and maintain all Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and will use and disclose Company Confidential Information solely: i) for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement; ii) to fulfill its obligation under the Agreement; or (iii) in order to aggregate data with other companies’ data for the purpose of creating mortality or lapse models, provided the data is not personally identifiable as belonging to a party or an insured.  Company Confidential Information does not include Personal Information as defined and discussed below.

Notwithstanding the foregoing, the provisions of this ‘Confidentiality of Company Information’ section shall not apply with respect to disclosing of the Product, the Specifications and/or Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law.

THE REINSURER shall be permitted to disclose Company Confidential Information only to its employees and subcontractors (individually an “Employee” and collectively, “Employees”) having a need to know such information in connection with the performance under this Agreement, provided that any subcontracting and disclosure of Company Confidential Information to a subcontractor shall be subject to a confidentiality agreement between THE REINSURER and the subcontractor that is substantially similar to this section.  The REINSURER shall instruct all Employees who access Company Confidential Information as to their obligations under this Agreement, and THE REINSURER shall be responsible for all such Employees’ compliance with the terms of this Agreement.  If THE REINSURER is required by law to disclose Company Confidential Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Company Confidential Information.

Notwithstanding the foregoing, it is understood and agreed that the Parties will not be prohibited from disclosing Company Confidential Information as might be necessary: (1) for purposes of retrocession of the reinsured business; (2) during the course of external audits; (3) as required or permitted by an arbitration panel deciding a dispute arising under this agreement; (4) in accordance with applicable law, court order, or by any legitimate regulatory authority; or (5) to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this Agreement.

THE REINSURER agrees that it shall, upon the earlier of (i) completion of an engagement or termination of this Agreement, (ii) determination that it has no need for Company Confidential Information, or (iii) at any time THE COMPANY requests, dispose of all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Company Confidential Information that THE REINSURER may then possess or control except as may be required to be retained in accordance with THE REINSURER’s Document Retention Policy. Company Confidential Information retained in connection with this policy will continue to be subject to the requirements of this section until it has been destroyed to the standard of this section.  Disposal may be achieved, at THE COMPANY’s option, through prompt delivery of the records to THE COMPANY or destruction pursuant to THE REINSURER’s written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means.  Upon any occurrence of (i), (ii), or (iii) above, THE REINSURER shall promptly certify in writing to THE COMPANY, in a form acceptable to THE COMPANY and executed by an authorized officer of THE REINSURER, that all such Company Confidential Information has been destroyed or returned.

In the event that Company Confidential Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.

b. Confidentiality of Personal Information

“Personal Information,” means information provided by or at the direction of THE COMPANY, or to which access was provided in the course of REINSURER’s performance of the Agreement that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or  (ii) that can be used to authenticate that individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers).  Information about a person that is publicly available, that does not otherwise indicate that the individual is a customer of THE COMPANY, is not Personal Information.  An individual’s social security number, even in isolation, is Personal Information. Company business contact information is not by itself Personal Information.

THE REINSURER acknowledges that in the course of its engagement by THE COMPANY, THE REINSURER may receive or have access to Personal Information.  In recognition of the foregoing, THE REINSURER covenants and agrees that:

•	It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;
•
It will use and disclose Personal Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use or disclose such information for REINSURER’s own purposes or for the benefit of anyone other than THE COMPANY;

•	It will not, directly or indirectly, disclose Personal Information to anyone outside THE COMPANY, except with THE COMPANY’s prior written consent as permitted under the terms of this Agreement; and
•
It shall, upon the earlier of (i) completion of an engagement or termination of this Agreement, (ii) determination that it has no need for Personal Information, or (iii) at any time THE COMPANY requests, dispose of all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Personal Information that REINSURER may then possess or control except as may be required to be retained in accordance with THE REINSURER’s Document Retention Policy (Personal Information retained in connection with this policy will continue to be subject to any duties of confidentiality imposed by this Agreement).  Disposal may be achieved, at THE COMPANY’s option, through prompt delivery of the records to THE COMPANY or destruction pursuant to THE REINSURER’s written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means.  Upon any occurrence of (i), (ii), or (iii) above, THE REINSURER shall promptly certify in writing to THE COMPANY, in a form acceptable to THE COMPANY and executed by an authorized officer of THE REINSURER, that all such Personal Information has been destroyed or returned.

THE REINSURER shall be permitted to disclose Personal Information only to its employees and subcontractors (individually an “Employee” and collectively, “Employees”) having a need to know such information in connection with the performance of the Services, provided that any subcontracting and disclosure of Personal Information to a subcontractor shall be subject to a confidentiality agreement between THE REINSURER and the subcontractor that is substantially similar to this section.  THE REINSURER shall instruct all Employees as to their obligations under this Agreement. THE REINSURER shall be responsible for all Employees’ compliance with the terms of this Agreement.  If THE REINSURER is required by law to disclose Personal Information, THE REINSURER shall promptly notify THE COMPANY in writing in advance of such disclosure, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Personal Information.

THE REINSURER acknowledges that the disclosure of Personal Information may cause irreparable injury to THE COMPANY and damages, which may be difficult to ascertain.  Therefore, THE COMPANY shall, upon a disclosure or threatened disclosure of any Personal Information, be entitled to seek injunctive relief, and the REINSURER shall not object to the entry of an injunction or other equitable relief against the REINSURER on the basis of an adequate remedy at law or lack of irreparable harm. .

THE REINSURER agrees to comply with any and all privacy and/or security policies, rules and practices, as THE COMPANY may provide to THE REINSURER in writing.

THE REINSURER shall notify THE COMPANY, promptly and without unreasonable delay, but in no event more than two (2) business days of learning that unauthorized access to, disclosure of, or breach in the security of Personal Information may have occurred or been attempted  (a “Security Incident”).  Thereafter, THE REINSURER shall, at its own cost and expense:

•	Promptly furnish to THE COMPANY full details of the Security Incident;
•
Assist and cooperate fully with THE COMPANY in THE COMPANY’s investigation of   the Security Incident, including but not limited to providing THE COMPANY with reasonable physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter, and making available all relevant records, logs, files, and data;

•	Cooperate with THE COMPANY in any litigation or other formal action against third parties deemed necessary by THE COMPANY to protect its rights; and
•	Promptly use its best efforts to prevent a recurrence of any such Security Incident.

In addition to the foregoing, THE REINSURER agrees that in the event of a Security Incident, THE COMPANY shall have the sole right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in THE COMPANY’s discretion; and (ii) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation.  Any such notice or remediation shall be at THE REINSURER’s sole cost and expense.  Any remediation offered to affected persons shall be consistent with “industry standard” at the time the Security Incident is reported to THE COMPANY.  As of the effective date of this Agreement, the industry standard for remediation is considered to be two years of credit monitoring service offered free of charge to affected individuals.

THE REINSURER certifies that its treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (a) ensure the security and confidentiality of Personal Information; (b) to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and (c) to protect against unauthorized access to, destruction, modification,  disclosure or use of Personal Information which could result in substantial harm or inconvenience to THE COMPANY, or to any person who may be identified by such Personal Information.  THE REINSURER shall immediately notify THE COMPANY if THE REINSURER is in material breach of this Section.  At THE COMPANY’s request, THE REINSURER agrees to certify in writing to THE COMPANY, its compliance with the terms of this Section.

Notwithstanding any remedy of a material breach of this Section, THE COMPANY reserves the right to terminate this Agreement immediately upon written notice to THE REINSURER should such material breach occur, and THE COMPANY may pursue all such remedies as may be available to it at law or in equity.

28.	GOVERNING LAW

This Agreement shall be governed by the laws of New Jersey without giving effect to the principles of conflicts of laws thereof.

29.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

30.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration.  Such access will be provided during regular business hours at the office of the inspected party or where the papers, records or documents are otherwise located.

31.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement; provided, however, that if by operation of this provision, the rights and obligations of either THE COMPANY or THE REINSURER are materially altered, the parties agree to negotiate a mutually acceptable replacement provision to preserve the intent of both parties.

32.	REINSURANCE ADMINISTRATION

THE COMPANY shall perform all duties with respect to the administration of the reinsurance under this Agreement on the portion of the policies reinsured under this Agreement.

33.	NONWAIVER

No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

34.	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

35.	FINANCIAL REPORTS

Upon request, each party shall furnish to the other its respective current Financial Reports, as required by their respective laws, within fifteen business days after such request.

36.	OFFSET

Any undisputed debts or credits, in favor of or against either THE REINSURER or THE COMPANY with respect to this Agreement are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid; provided, however, that pending claims and disputed claims shall not be eligible for offset.  (Pending claims are those claims, including contestable claims, where reinsurer benefits are not yet due to THE COMPANY from THE REINSURER.)

The right of offset will not be affected or diminished because of the insolvency of either party.

37.	SURVIVAL

 The ‘ERRORS AND OMISSIONS’, ‘REPRESENTATIONS AND WARRANTIES’, and ‘CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION’ sections of this Agreement shall survive the recapture, termination or expiration of this Agreement.  In addition, all other provisions of this Agreement will survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the parties’ rights and obligations hereunder existing at the time of termination.

38.	SERVICE OF SUIT

Each party’s agent for service of process is authorized and directed to accept service of process on behalf of such party in any such suit and/or, upon the request of the other party, to give a written undertaking to that party that the agent for service of process will enter a general appearance on behalf of that party in the event that such a suit shall be instituted.  THE REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of New Jersey, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of THE COMPANY arising out of this Agreement.   Nothing in this Service of Suit clause is meant to, nor should it be construed to, eliminate arbitration as the exclusive remedy for all disputes under or arising out of this treaty.

39.	NOTICES

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described as follows, or any successor thereof:

a.	NOTICES SENT TO THE COMPANY
Nicholas Simonelli
The Prudential Insurance Company of America
213 Washington Street
Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER
Scott Selkirk
ACE Building
17 Woodbourne Avenue
Hamilton HM 08Bermuda

40.	OTHER LAWS

Business covered under this Agreement is limited to policies described in Schedule A issued by THE COMPANY or THE ISSUING COMPANY in jurisdictions in which it is properly licensed and/or authorized to do business.  Policies ceded under this Agreement must comply with all laws, regulations, judicial, and administrative orders (“Laws”) applicable to the business reinsured under this Agreement, including without limitation all applicable anti-money laundering, OFAC, and Patriot Act legislation and related regulations.  Those policies that do not comply with all applicable anti-money laundering, OFAC, and Patriot Act legislation and related regulations shall be excluded from this Agreement (unless otherwise specifically covered by a written agreement of THE REINSURER).

41.	TOTAL SECURITY

a.
The “Total Security Amount” is defined as the greater of (1) the Statutory Security Amount as defined in the ‘PROVISIONS FOR A FOREIGN DOMICILED REINSURER’ section, and (2) the Effective Exposure (if applicable) as defined in the ‘RISK TRIGGER EVENTS’ section of Schedule A.

The portion of the Total Security Amount equal to the Statutory Security Amount can be in the form of one or more Letters of Credit or other forms of security in accordance with the laws applicable to THE COMPANY’s state of domicile that permits THE COMPANY to take full reserve credit or reduction from liability for THE REINSURER’s proportionate share of the statutory reserves ceded under this Agreement.

[REDACTED]

b.	The Total Security Amount statement shall be provided by THE COMPANY to THE REINSURER twenty five (25) calendar days prior to the end of each calendar quarter.

c.	THE REINSURER will provide funds that are equal to the amount in the statement no later than two (2) business days prior to the end of each quarter.

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of July 1, 2010.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	ACE TEMPEST LIFE REINSURANCE LTD.
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

SCHEDULE A

REINSURANCE COVERAGE

1.	POLICIES REINSURED

This Agreement covers the following plans and policies:

•	PruLife Custom Premier II (May 2008 revision) (“VUL II”) – (Form Number VUL-2008 and all state variations)
•	Private Placement Variable Universal Life (“PPVUL”) – (Form Number PPVUL – 2008)
•	Private Placement Variable Universal Life (January 2009 revision) (“PPVUL”) – (Form Number PPVUL-2008)
•	VUL Protector – (Form Number VULNT-2009)

Excluded from reinsurance under this Agreement are the Accidental Death Benefits and Enhanced Disability Benefit included in the above-reinsured policies.  Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder.  Included under this Agreement is the Living Needs Benefit rider offered on VUL II policies.  Living Needs Benefit is not available on PPVUL policies.

2.	PORTION REINSURED

[REDACTED]

3.	AUTOMATIC PORTION RETAINED

[REDACTED]

4.	NET AMOUNT AT RISK

The net amount at risk is determined as of the issue date and each subsequent policy anniversary and is defined as the death benefit minus the contract fund.

5.	AUTOMATIC ACCEPTANCE LIMIT

[REDACTED]

6.	JUMBO LIMIT

[REDACTED]

7.	OCCUPATION EXCLUSION FOR AUTOMATIC REINSURANCE

•	Entertainers
•	High Profile Athletes
•	Foreign Diplomats

8.	REPORTING PERIOD

The reporting period will be monthly.

9.	RESERVES FOR REINSURANCE

If THE COMPANY pays premiums on an Annual Mode, the statutory reserve is the one-year term reserve on the portion of each policy reinsured by THE REINSURER.  If THE COMPANY pays premiums on a Monthly Mode, the statutory reserve is the one-month term reserve on the portion of each policy reinsured by THE REINSURER.

The reserve credit taken by THE COMPANY will meet the minimum requirements specified in the valuation law of the State of New Jersey for the applicable year of issue.  The parties intend that THE COMPANY will receive its full statutory reserve credit in the State of New Jersey for the portion of the risks ceded under this Agreement.

10.	MINIMUM CESSION

The minimum amount per cession that can be reinsured with THE REINSURER is $1.

11.	INCURRED BUT NOT REPORTED RESERVE (IBNR) FORMULA3

[REDACTED]

12.	RISK TRIGGER EVENT

A “Risk Trigger Event” means that THE REINSURER no longer has in effect a Qualified Rating (as defined below) from at least one of the Major Rating Agencies shown in the chart below, which is at least as high as the minimum levels shown:

Major Rating Agency	Minimum Applicable Rating:
Moody Investor Services, Inc.	A rating of “A3” or higher.
Standard & Poors Corporation	A rating of “A-” or higher.

Definitions:

“Qualified Rating” shall mean the issuance of an insurance company long-term, financial strength rating from one or more of the Major Rating Agencies that remains in effect, that has not been suspended or withdrawn, and that was issued as a result of the full interactive ratings review process (including interviews with senior management) by the Major Rating Agency in question.  (Use of the modifiers “Q” or “Pi” by S&P or any similar indication that a rating is a “qualified” or “limited” rating by any other of the Major Rating Agencies means that the rating does not constitute a “Qualified Rating” for purposes of this Agreement.)

For purposes of this Agreement, “Financially Impaired”, as used in the ‘REPRESENTATIONS AND WARRANTIES’ section of this Agreement, shall mean a ratings downgrade to A3 by Moody Investor Services, Inc. or A- by Standard & Poors Corporation.

If at any point in the future during the term of this Agreement,  THE REINSURER no longer has in effect a qualified rating as specified above, then THE COMPANY’s right of recapture will be triggered unless THE REINSURER elects to, and does, provide on a timely basis, security that is at least as great as the Effective Exposure.

This security will be subject to the provisions of the ‘TOTAL SECURITY’ section.

As of the Effective Date of this Agreement, Effective Exposure is defined as the sum of (a) the GAAP reserve credits, (b) Net Recoverables as defined in the ‘PROVISIONS FOR A FOREIGN DOMICILED REINSURER’ section, (c) a provision for opportunity costs, and (d) a provision for adverse deviation in claims and losses over the subsequent 12-month period.

If THE COMPANY elects to recapture due to a Risk Trigger Event, then the net amount of risk that can be recaptured can be no greater than the amount needed to reduce THE COMPANY’s Effective Exposure to THE REINSURER to an amount equal to the security being provided by THE REINSURER to THE COMPANY as per the TOTAL SECURITY section.  The net amount at risk will be recaptured as an equal percentage of all automatic policies.  For example, if THE COMPANY’s Effective Exposure to THE REINSURER is $100 million and THE REINSURER is providing $75 million of security to THE COMPANY, then the percentage of each policy recaptured will be 25%.

13.	LETTER OF CREDIT PROVISIONS

a.
Under the circumstances described in the ‘TOTAL SECURITY’ section of this Agreement, THE REINSURER may apply for, and provide to, THE COMPANY one or more Letters of Credit (individually a “Letter of Credit” or collectively, the “Letters of Credit”) so as to avoid triggering THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement. If THE REINSURER elects to do so, each of the Letters of Credit must individually satisfy the requirements of subsections b., c., and d. of this ‘LETTER OF CREDIT PROVISIONS’ section and all of the Letters of Credit collectively must satisfy the requirements of subsections e., f., and g. of this ‘LETTER OF CREDIT PROVISIONS’ section.  In addition, each Letter of Credit individually and all of the Letters of Credit collectively must satisfy any other applicable legal or regulatory requirements in order to permit THE COMPANY to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements in any jurisdiction where THE COMPANY files such statements.

b.
Each of the Letters of Credit must:  (I) be an original and signed by an authorized official of the issuing bank or an authorized official of the confirming bank (in the case of a confirmation meeting the requirements of this Section); (II) contain an issuance date and contain an expiry date that is no earlier than one calendar year from the issuance date; (III) be issued or confirmed by a “Qualified Bank” (as defined in Subsection c. of this ‘LETTER OF CREDIT PROVISIONS’ section) that is reasonably acceptable to THE COMPANY; (IV) be issued on behalf of THE REINSURER as the “Applicant” and include such indication in a boxed area that states it is “For Internal Identification Purposes Only” (or similar words to that effect) and that does not affect the terms of the Letter of Credit or the bank’s obligations thereunder; (V) be issued to THE COMPANY as “Beneficiary” and expressly indicate in the body of the Letter of Credit that the definition of the “Beneficiary” under the Letter of Credit includes any successor by operation of law of THE COMPANY, including, without limitation, any liquidator, rehabilitator, receiver, or conservator for THE COMPANY; (VI) be issued, presentable and payable at an office of the issuing or confirming bank within the United States; (VII) be “clean and unconditional” (meaning that the Letter of Credit makes no reference to any other agreement, document or entity and provides that the Beneficiary need only draw a sight draft under the Letter of Credit or confirmation and present it to promptly obtain funds and that no other document need be presented); (VIII) contain a statement that it is not subject to any agreement, condition or qualification outside the Letter of Credit itself; (IX) contain a statement to the effect that the obligation of the issuing bank under the Letter of Credit is an individual obligation of such bank and is in no way contingent upon reimbursement with respect thereto; (X) be irrevocable and contain an “evergreen clause” (meaning that the Letter of Credit or confirmation cannot be revoked prior to its expiry date and that it will automatically renew prior to the occurrence of the expiry date unless written notice sent by U.S. registered mail has been delivered to THE COMPANY as Beneficiary at the notice address stipulated in Subsection d. of this ’LETTER OF CREDIT PROVISIONS’ section not less than 30 days prior to the expiry date); (XI) state that it is subject to and governed by the laws of the State of New Jersey or the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and that, in the event of any conflict, the laws of the State of New Jersey will control; and (XII) contain a provision for an extension of time, of not less than 30 days after resumption of business, to draw against the Letter of Credit in the event that one or more of the occurrences described in article 17 of Publication 600 occurs.

c.
As used in Subsection b. of this ‘LETTER OF CREDIT PROVISIONS’ section, the term “Qualified Bank” shall mean a bank or trust company that:  (I) is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof; (II) is regulated, supervised and examined by United States Federal or state authorities having regulatory authority over banks and trust companies; (III) is determined by the Securities Valuation Office of the National Association of Insurance Commissioners to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of banks and trust companies whose Letters of Credit will be acceptable to insurance regulatory authorities; (IV) is not a foreign branch office of a bank or trust company organized and existing in the United States; (V) is not a parent, subsidiary or affiliate of THE COMPANY or THE REINSURER; (VI) has capital and surplus of not less than $300 million dollars; and (VII) has a "Qualified Rating" of not less than "A-" from Standard & Poors Corporation or its successor ("S&P") and has a "Qualified Rating" of not less than "A3" by Moody's Investor Services, Inc. or its successor ("Moody's").  A Qualified Rating means a long-term debt rating or a long-term, bank issuer rating that remains in effect and has not been suspended or withdrawn.

d.
Each Letter of Credit must indicate that notices of non-renewal will be sent to the following address, or such other address as may be indicated in a notice sent by THE COMPANY to the issuing or confirming bank:

Chief Actuary
The Prudential Insurance Company of America
213 Washington Street
Newark, New Jersey 07102-2992

e.	The cost for all Letters of Credit furnished and maintained under this Agreement will be borne solely by THE REINSURER.

f.
THE REINSURER and THE COMPANY agree that any or all of the Letters of Credit provided by THE REINSURER pursuant to the provisions of this Agreement may be drawn upon in full or in part at any time, notwithstanding any other provisions in this Agreement, and may be utilized by THE COMPANY or any successor by operation of law of THE COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY for any of the following purposes:

i.	to reimburse THE COMPANY for unearned reinsurance premiums on policies reinsured under this Agreement on account of cancellations of such policies;

ii.	to reimburse THE COMPANY for THE REINSURER’s share of benefits due to THE COMPANY under the terms and provisions of the policies reinsured under this Agreement;

iii.	any other amount necessary under the laws of THE COMPANY’s state of domicile to secure reserve credit for THE REINSURER’s proportionate share of the statutory reserves;

iv.	to pay any other amounts THE COMPANY claims are due under this Agreement:

All the foregoing limitations on the utilization of the letter of credit shall apply to THECOMPANY or any successor, including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY and be applied without diminution because of insolvency on the part of THE COMPANY or THE REINSURER.

Payment to THE COMPANY by the issuing banks of amounts drawn on the letter(s) of credit shall constitute payment by THE REINSURER pursuant to this Agreement and shall discharge THE REINSURER of the obligation which gave rise to the draw, provided however THE REINSURER may later contest whether it had failed to reimburse or pay THE COMPANY as required by this Agreement.

Any amounts drawn on the letter(s) of credit that exceeds the actual amount required to reimburse THE COMPANY shall be returned within ten (10) days of determining that THE COMPANY has withdrawn an amount in excess of what is required.

g.
THE REINSURER acknowledges and agrees that THE COMPANY or any successor by operation of law of THE COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY may draw upon any or all of the Letters of Credit in full or in part in the event that:  (I) a notice of cancellation or non-renewal has been issued by the issuing or confirming bank under any of the Letters of Credit and THE REINSURER has not obtained one or more replacement Letters of Credit that satisfy all of the applicable requirements of this ‘LETTER OF CREDIT PROVISIONS’ section by that date which is ten (10) days prior to the earliest expiry date of the Letter of Credit or Letters of Credit as to which notice of cancellation or non-renewal has been sent; or (II) the maximum amount that may be drawn under any of the Letters of Credit has been reduced other than in accordance with THE COMPANY’s direction or THE COMPANY has determined and communicated to THE REINSURER in accordance with the provisions of the ‘TOTAL SECURITY’ section a need to increase the aggregate amount available under all of the Letters of Credit and THE REINSURER has not obtained one or more replacement Letters of Credit or one or more additional Letters of Credit so that all issued and outstanding Letters of Credit that will remain in effect provide for coverage in an amount sufficient to meet the requirements of the  ‘TOTAL SECURITY’ section.

If either of the events described in the previous paragraph occur and the Letter of Credit is drawn upon, the funds will be used to fund an account with THE COMPANY in an amount at least equal to the deduction for reinsurance ceded from THE COMPANY’s liabilities for policies ceded under this Agreement to be held in accordance with the ‘FUNDS WITHHELD’ section of this Agreement.

All the foregoing limitations on the utilization of the letter of credit shall apply to THE COMPANY or any successor, including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY and be applied without diminution because of insolvency on the part of THE COMPANY or THE REINSURER.

14.	FUNDS WITHHELD

a.
Under the circumstances described in the ‘TOTAL SECURITY’ section of this Agreement, THE REINSURER may provide to THE COMPANY an amount of cash to be held on deposit (“Funds Withheld”) with respect to all the amounts recoverable from THE REINSURER under this Agreement so as to avoid triggering THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement.  If THE REINSURER elects to do so, the Funds Withheld must satisfy the requirements of subsections b., c., and d. of this ‘FUNDS WITHHELD’ section.

b.
THE REINSURER and THE COMPANY agree that any Funds Withheld provided by THE REINSURER pursuant to the provisions of this Agreement may be drawn upon by THE COMPANY in full or in part at any time, notwithstanding any other provisions of this Agreement, and may be utilized by THE COMPANY or any successor by operation of law of THE COMPANY including without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY for any of the following purposes:

i.	to reimburse THE COMPANY for unearned reinsurance premiums on returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies;

ii.	to reimburse THE COMPANY for THE REINSURER’s share of benefits or losses paid by THE COMPANY under the terms and provisions of the policies reinsured under this Agreement;

iii.	Any other amount necessary under THE COMPANY’s state of domicile to secure reserve credit for THE REINSURER’s proportionate share of the statutory reserves;

iv.	to pay any other amounts THE COMPANY claims are due under this Agreement:

All of the foregoing will be applied without diminution because of insolvency on the part of THE REINSURER.

c.
At the end of each calendar quarter, THE COMPANY will credit interest on the Funds Withheld during the previous quarter.  The amount of interest that THE COMPANY will credit will be based on the average amount of Funds Withheld over the quarter.  The interest rate will be equal to the sum of the London Interbank Office Rate, U.S. Denomination-Fixed Twelve-month, (LIBOR) as of the beginning of the calendar quarter, plus ninety (90) basis points.

d.	THE COMPANY agrees to return to THE REINSURER any Funds Withheld that are in excess of the actual amounts required.

The Funds Withheld shall remain in effect until the later of the termination of this Reinsurance Agreement or the full satisfaction and discharge of any and all liabilities and obligations owed by THE REINSURER to THE COMPANY, unless THE REINSURER and THE COMPANY mutually agree in writing to terminate the Funds Withheld at an earlier date.  If any Funds Withheld remain after the parties have mutually agreed in writing to terminate the Funds Withheld, THE COMPANY shall remit such amounts plus any interest due thereon to THE REINSURER within fifteen (15) days of the termination of the Funds Withheld.

15.	TRUST AGREEMENT PROVISIONS

a.
Under the circumstances described in the ‘TOTAL SECURITY’ section of this Agreement, THE REINSURER may enter into a Trust Agreement to establish a trust account securing all the amounts recoverable from THE REINSURER under this Agreement so as to avoid triggering THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement.  If THE REINSURER elects to do so, the Trust Agreement must satisfy the requirements of subsections b, c, d, e, f, g, and h. of this ‘TRUST AGREEMENT PROVISIONS’ section.

b.	All costs and expenses of maintaining the trust will be borne by THE REINSURER and will not be paid by any of the Assets held in the Trust.

c.
The assets deposited in the trust account shall be valued according to their current fair market value, and shall consist of only those instruments detailed within the Trust Agreement, provided that such investments are issued by an institution that is not a parent, subsidiary, or an affiliate of either THE COMPANY or THE REINSURER.  Within 3 days of a request from THE COMPANY, THE REINSURER shall provide a report setting forth the current fair market value of the trust assets

d.
THE REINSURER shall, prior to depositing assets with the Trustee, execute assignments, endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that THE COMPANY, may, whenever necessary, negotiate any such assets without consent or signature from THE REINSURER or any other entity.

e.
THE REINSURER and THE COMPANY agree that the assets in the trust account may be drawn upon at any time, notwithstanding any other provisions in this Agreement, and be utilized and applied by THE COMPANY or any successor by operation of law of THE COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY, for the following purposes:

i.	To reimburse THE COMPANY for THE REINSURER’s share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellation of such policies;

ii.	To reimburse THE COMPANY for THE REINSURER’s share of benefits or losses paid by THE COMPANY under the terms and provisions of the policies reinsured under this Agreement;

iii.	Any other amount necessary under THE COMPANY’s state of domicile to secure reserve credit for THE REINSURER’s proportionate share of the statutory reserves;

iv.
To fund an account with THE COMPANY in an amount at least equal to the deduction for reinsurance ceded from THE COMPANY’s liabilities for policies ceded under this Agreement.  Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums;

v.	To pay any other amounts THE COMPANY claims are due under this Agreement.

All of the foregoing will be applied without diminution because of insolvency on the part of THE COMPANY or THE REINSURER or the inability of THE COMPANY to pay all or any part of a claim.

THE COMPANY agrees to return to THE REINSURER any amounts withdrawn which are in excess of the actual amounts required for i, ii, iii, and iv above, or in the case of v, such amounts that are in excess of the amounts ultimately determined to be due under this Agreement.  In addition, THE COMPANY shall make interest payments to THE REINSURER on amounts withdrawn pursuant to item (iv) above.  Such interest shall be retained by THE COMPANY to the extent needed to maintain the account at the Total Security Amount; otherwise, such interest shall be paid to THE REINSURER.  The interest rate will be equal to the sum of the London Interbank Office Rate, U.S. Denomination-Fixed Twelve-month, (LIBOR) as of the beginning of the calendar quarter, plus ninety (90) basis points.

Following the receipt of a new Total Security Amount, but prior to the start of the new calendar quarter, THE REINSURER shall have the right to seek approval from THE COMPANY to withdraw from the trust account a portion of the assets contained therein and to transfer such assets to THE REINSURER, provided that after such withdrawal and transfer, the market value of the trust account is no less than one hundred and three percent (103%) of the Total Security Amount most recently determined and communicated by THE COMPANY to THE REINSURER.

f.
The Trust shall remain in effect until the later of the termination of this Reinsurance Agreement or the full satisfaction and discharge of any and all liabilities and obligations owed by THE REINSURER to THE COMPANY, unless THE REINSURER and THE COMPANY mutually agree in writing to terminate the Trust at an earlier date.  Notwithstanding any provision contained in the Trust Agreement, THE REINSURER shall not seek to terminate the trust unless it has written permission from THE COMPANY.  THE COMPANY shall not arbitrarily or unreasonably withhold such permission if another form of collateral acceptable to THE COMPANY is provided by THE REINSURER for the Total Security Amount.

g.
Prior to THE REINSURER’s establishing or funding the Trust, THE COMPANY shall submit a copy of the Trust Agreement to applicable state regulatory authorities for approval, if such approval is required by state insurance law or regulations.  THE COMPANY shall promptly inform THE REINSURER of such approval or of any changes to such documents required by regulatory authorities.

16.	RISK RETENTION LIMITS

[REDACTED]

SCHEDULE B

AUTOMATIC AND FACULTATIVE OBLIGATORY
REINSURANCE PREMIUMS

1.	STANDARD ANNUAL REINSURANCE PREMIUMS

[REDACTED]

2.	SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

[REDACTED]

3.	FLAT EXTRA REINSURANCE PREMIUMS

[REDACTED]

4.	MONTHLY ADJUSTMENT FACTOR

[REDACTED]

5.	AGE BASIS

•	VUL II – Age Last Birthday.
•	VUL Protector – Age Last Birthday
•	PPVUL – Age Nearest Birthday

6.	PREMIUM TAXES

[REDACTED]

7.	POLICY FEE

[REDACTED]